Exhibit (e) 1.2

LETTER AGREEMENT

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Distribution Agreement

Pursuant to Section 9 of the Distribution Agreement between Russell Exchange Traded Funds Trust (“RET”) and ALPS Distributors, Inc. (“ALPS”) dated April 15, 2011, RET advises you that it is creating nine new funds each listed in Appendix A (the “New Funds”). RET desires ALPS to serve as Distributor with respect to the New Funds pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged by the Distributor in return for its services shall be as set forth in the current fee schedule to the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to the New Funds by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ Mark Swanson
Mark E. Swanson
Treasurer

Accepted this 16th day of September.

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas C. Carter
Its:	President

Exhibit (e) 1.2

APPENDIX A

Russell Small Cap Consistent Growth ETF

Russell Small Cap Low P/E ETF

Russell Small Cap Contrarian ETF

Russell Small Cap Aggressive Growth ETF

Russell Developed ex-U.S. High Momentum ETF

Russell Developed ex-U.S. High Beta ETF

Russell Developed ex-U.S. Low Beta ETF

Russell Developed ex-U.S. High Volatility ETF

Russell Developed ex-U.S. Low Volatility ETF